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                                 "EXHIBIT 23.4"

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 15, 1995 (except for note 16, which is as of December 15, 1995), on the consolidated financial statements of Teekay Shipping Corporation ("Teekay") and subsidiaries and dated December 15, 1995 on the financial statements of Andros Spirit Inc., Exuma Spirit Inc., Nassau Spirit Inc., Senang Spirit Inc., VSSI Appian Inc., VSSI Atlantic Inc. and VSSI Oceans Inc. (the "Companies"), in the Registration Statement (Form F-3) and related Prospectus of Teekay and certain other co-registrants for the registration of $225,000,000 First Preferred Ship Mortgage Notes due 2008 to be issued by Teekay.

     We also consent to the incorporation by reference therein of our report dated May 15, 1995, with respect to the consolidated financial statements and schedule of Teekay and its subsidiaries included in its Annual Report (Form 20-F) for the fiscal year ended March 31, 1995, filed with the Securities and Exchange Commission.

Nassau, Bahamas                                                    ERNST & YOUNG
December 19, 1995                                          Chartered Accountants